Exhibit 99.1
DTE Gas Company
Consolidated Financial Statements as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and Report of Independent Registered Public Accounting Firm

DTE Gas Company
Year Ended December 31, 2015

DEFINITIONS

AFUDC	Allowance for Funds Used During Construction

ASU	Accounting Standards Update issued by the FASB

Company	DTE Gas Company and any subsidiary companies

Customer Choice	Michigan legislation giving customers the option of retail access to alternative suppliers for natural gas

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric, DTE Gas, and numerous non-utility subsidiaries

DTE Gas	DTE Gas Company (an indirect wholly-owned subsidiary of DTE Energy) and subsidiary companies

EPA	U.S. Environmental Protection Agency

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

GCR	A Gas Cost Recovery mechanism authorized by the MPSC that allows DTE Gas to recover through rates its natural gas costs.

IRM	Infrastructure Recovery Mechanism

MBT	Michigan Business Tax

MCIT	Michigan Corporate Income Tax

MGP	Manufactured Gas Plant

MPSC	Michigan Public Service Commission

NAV	Net Asset Value

RDM	A Revenue Decoupling Mechanism authorized by the MPSC that is designed to minimize the impact on revenues of changes in average customer usage.

VEBA	Voluntary Employees Beneficiary Association

Units of Measurement

Bcf	Billion cubic feet of natural gas

MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS
The following table summarizes the financial results for the years ended December 31:

	2015	2014	2013
	(In millions)
Operating Revenues — Utility operations	$1,356	$1,603	$1,448
Cost of gas — utility	513	705	607
Gross Margin	843	898	841
Operation and maintenance	426	450	423
Depreciation and amortization	102	98	95
Taxes other than income	62	60	56
Operating Income	253	290	267
Other (Income) and Deductions	49	75	49
Income Tax Expense	72	77	77
Net Income	$132	$138	$141
Gross Margin decreased $55 million in 2015 and increased $57 million in 2014. Revenues associated with certain mechanisms and surcharges are offset by related expenses elsewhere in the Consolidated Statements of Operations.
The following table details changes in various gross margin components relative to the comparable prior period for the years ended December 31:

	2015	2014
	(In millions)
Weather	$(64)	$31
Infrastructure recovery mechanism	12	7
Home protection program	4	7
Revenue decoupling mechanism	7	(3)
Midstream storage and transportation revenues	(10)	6
Other	(4)	9
Increase (decrease) in Gross Margin	$(55)	$57

	Year ended December 31,
	2015	2014	2013
Gas Markets (in Bcf)
Gas sales	119	135	125
End-user transportation	169	167	157
	288	302	282
Intermediate transportation	289	305	300
Total Gas sales	577	607	582
Operation and maintenance expense decreased $24 million in 2015 and increased $27 million in 2014. The decrease in 2015 is primarily due to decreased gas operations expenses of $12 million, decreased employee benefits expenses of $10 million, decreased transmission expenses of $3 million, and decreased uncollectible expenses of $3 million. The increase in 2014 is primarily due to increased gas operations expenses of $32 million, increased uncollectible expenses of $4 million, and increased corporate administrative expenses of $3 million, partially offset by decreased employee benefit expenses of $10 million and reduced energy optimization expenses of $2 million.
Other (Income) and Deductions decreased $26 million in 2015 and increased $26 million in 2014. The decrease in 2015 is primarily due to the 2014 contribution to the DTE Energy Foundation and other charitable organizations. The increase in 2014 is primarily due to contributions to the DTE Energy Foundation and other charitable organizations in 2014.

Outlook — The Company will continue to move forward in its efforts to achieve operational excellence, sustained strong cash flows, and earn its authorized return on equity. The Company expects that planned significant infrastructure capital investments will result in earnings growth. Looking forward, additional factors may impact earnings such as weather, the outcome of regulatory proceedings, benefit plan design changes, and investment returns and changes in discount rate assumptions in benefit plans and health care costs. The Company expects to continue its efforts to improve productivity and decrease costs while improving customer satisfaction with consideration of customer rate affordability.
The Company filed a rate case with the MPSC on December 18, 2015 requesting an increase in base rates of $183 million based on a projected twelve-month period ending October 31, 2017. The requested increase in base rates is due primarily to an increase in net plant of $800 million, inclusive of IRM capital investments being recovered through approved IRM surcharge filings. The rate filing also includes projected changes in sales, operation and maintenance expenses, and working capital. The rate filing also requests an increase in return on equity from 10.5% to 10.75% on a capital structure of 52% equity and 48% debt. The Company anticipates self-implementing a rate increase in November 2016 with an MPSC order expected by December 2016. Concurrent with the MPSC order in this rate case, the existing IRM surcharge will be terminated. However, in this rate case filing, the Company requested to implement a new IRM surcharge to become effective in January 2017.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of DTE Gas Company:

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of comprehensive income, of cash flows and of changes in shareholder's equity present fairly, in all material respects, the financial position of DTE Gas Company and its subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
March 11, 2016

DTE Gas Company
Consolidated Statements of Operations

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Operating Revenues — Utility operations	$1,356	$1,603	$1,448

Operating Expenses
Cost of gas — utility	513	705	607
Operation and maintenance	426	450	423
Depreciation and amortization	102	98	95
Taxes other than income	62	60	56
	1,103	1,313	1,181
Operating Income	253	290	267

Other (Income) and Deductions
Interest expense	61	57	58
Interest income	(7)	(7)	(7)
Other income	(8)	(9)	(9)
Other expenses	3	34	7
	49	75	49
Income Before Income Taxes	204	215	218

Income Tax Expense	72	77	77

Net Income	$132	$138	$141
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Net Income	$132	$138	$141

Other comprehensive income (loss), net of tax:
Transfer of benefit obligations, net of taxes of $2 in 2015	3	—	—
Benefit obligations, net of taxes of $(1) and $— for 2014 and 2013, respectively	—	(2)	1
Net change in unrealized loss on derivatives, net of taxes of $—, $—, and $—, respectively	1	—	—
Other comprehensive income (loss)	4	(2)	1

Comprehensive income	$136	$136	$142
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Financial Position

	December 31,
	2015	2014
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$—
Accounts receivable (less allowance for doubtful accounts of $18 and $23, respectively)
Customer	236	334
Affiliates	55	52
Other	3	1
Inventories
Gas	65	43
Materials and supplies	19	15
Gas customer choice deferred asset	72	89
Notes receivable
Affiliates	2	18
Other	6	5
Regulatory assets	15	28
Other	16	19
	489	604

Investments	26	27

Property
Property, plant, and equipment	4,467	4,257
Less accumulated depreciation and amortization	(1,680)	(1,635)
	2,787	2,622
Other Assets
Regulatory assets	719	733
Net investment in lease	57	60
Prepaid pension costs — affiliates	106	114
Prepaid postretirement costs — affiliates	80	45
Other	8	8
	970	960
Total Assets	$4,272	$4,213
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Financial Position

	December 31,
	2015	2014
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$15	$20
Other	158	194
Short-term borrowings — other	194	145
Current portion of long-term debt	—	140
Regulatory liabilities	21	3
Other	62	86
	450	588

Long-Term Debt (net of current portion)	1,124	959

Other Liabilities
Deferred income taxes	830	744
Regulatory liabilities	370	422
Asset retirement obligations	137	130
Accrued pension liability — affiliates	109	145
Accrued postretirement liability — affiliates	—	10
Other	39	46
	1,485	1,497
Commitments and Contingencies (Notes 6 and 14)

Shareholder's Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	534	534
Retained earnings	679	639
Accumulated other comprehensive loss	—	(4)
Total Shareholder's Equity	1,213	1,169
Total Liabilities and Shareholder's Equity	$4,272	$4,213
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Operating Activities
Net Income	$132	$138	$141
Adjustments to reconcile Net Income to net cash from operating activities:
Depreciation and amortization	102	98	95
Allowance for equity funds used during construction	(1)	—	(1)
Deferred income taxes	72	70	75
Changes in assets and liabilities:
Accounts receivable, net	93	8	(73)
Inventories	(26)	(39)	28
Prepaid pension costs — affiliates	8	92	(109)
Prepaid postretirement benefit costs — affiliates	(35)	1	(46)
Accounts payable	(46)	48	(10)
Accrued pension liability — affiliates	(36)	29	(63)
Accrued postretirement liability — affiliates	(10)	10	(54)
Regulatory assets and liabilities	16	(250)	243
Other current and noncurrent assets and liabilities	4	9	5
Net cash from operating activities	273	214	231
Investing Activities
Plant and equipment expenditures	(272)	(223)	(208)
Notes receivable and other	19	(11)	8
Net cash used for investing activities	(253)	(234)	(200)
Financing Activities
Issuance of long-term debt, net of issuance costs	163	149	169
Short-term borrowings, net — other	49	49	(14)
Short-term borrowings, net — affiliate	—	(12)	(47)
Redemption of long-term debt	(140)	(80)	(60)
Dividends on common stock	(92)	(87)	(79)
Net cash from (used for) financing activities	(20)	19	(31)
Net Increase (Decrease) in Cash and Cash Equivalents	—	(1)	—
Cash and Cash Equivalents at Beginning of Period	—	1	1
Cash and Cash Equivalents at End of Period	$—	$—	$1

Supplemental disclosure of cash information
Cash paid for:
Interest, net of interest capitalized	$58	$55	$54
Income taxes	$6	$4	$5

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$34	$28	$18
Transfer of subsidiaries to an affiliate	$—	$—	$2
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Changes in Shareholder's Equity

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)
	Shares	Amount				Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2012	10,300	$10	$524	$528	$(3)	$1,059
Net Income	—	—	—	141	—	141
Dividends declared on common stock	—	—	—	(79)	—	(79)
Benefit obligations, net of tax	—	—	—	—	1	1
Transfer of subsidiaries to an affiliate	—	—	—	(2)	—	(2)
Balance, December 31, 2013	10,300	$10	$524	$588	$(2)	$1,120
Net Income	—	—	—	138	—	138
Dividends declared on common stock	—	—	—	(87)	—	(87)
Benefit obligations, net of tax	—	—	—	—	(2)	(2)
Balance, December 31, 2014	10,300	$10	$524	$639	$(4)	$1,169
Net Income	—	—	—	132	—	132
Dividends declared on common stock	—	—	—	(92)	—	(92)
Transfer of benefit obligations, net of tax	—	—	—	—	3	3
Net change in unrealized loss on derivatives, net of tax	—	—	—	—	1	1
Balance, December 31, 2015	10,300	$10	$524	$679	$—	$1,213
See Notes to Consolidated Financial Statements

DTE Gas Company
Notes to Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION
Corporate Structure
DTE Gas is a public gas utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity. The Company is regulated by the MPSC and certain of its activities are regulated by the FERC. In addition, the Company is regulated by other federal and state regulatory agencies including the EPA and the Michigan Department of Environmental Quality.
Basis of Presentation
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.
Certain prior year balances were reclassified to match the current year's Consolidated Financial Statements presentation. For reclassifications of deferred tax assets and liabilities arising from ASU 2015-17 see Note 3 to the Consolidated Financial Statements, "New Accounting Pronouncements".
Principles of Consolidation
The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to significantly influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the cost method is used. The Company eliminates all intercompany balances and transactions.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Revenues
Revenues from the sale, delivery, and storage of natural gas are recognized as services are provided. The Company records revenues for gas provided but unbilled at the end of each month. Rates for the Company include provisions to adjust billings for fluctuations in the cost of natural gas and certain other costs. Revenues are adjusted for differences between actual costs subject to reconciliation and the amounts billed in current rates. Under or over recovered revenues related to these cost recovery mechanisms are included in Regulatory assets or liabilities on the Consolidated Statements of Financial Position and are recovered or returned to customers through adjustments to the billing factors.
For further discussion of recovery mechanisms authorized by the MPSC, see Note 6 to the Consolidated Financial Statements, "Regulatory Matters".
Changes in Accumulated Other Comprehensive Income (Loss)
Comprehensive income (loss) is the change in common shareholder's equity during a period from transactions and events from non-owner sources, including Net Income. The amounts recorded to Accumulated other comprehensive income (loss) for the Company include unrealized gains and losses from derivatives accounted for as cash flow hedges and changes in benefit obligations, consisting of deferred actuarial losses and prior service costs. Refer to Note 15 to the Consolidated Financial Statements, "Retirement Benefits and Trusteed Assets", regarding the transfer of benefit obligations during the year.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table summarizes the changes in Accumulated other comprehensive income (loss) by component for the years ended December 31, 2015 and 2014:

	Changes in Accumulated Other Comprehensive Income (Loss) by Component (a)
	Net Unrealized Loss on Derivatives	Benefit Obligations	Total
	(In millions)
Balance, December 31, 2013	$(1)	$(1)	$(2)
Other comprehensive loss before reclassifications	—	(2)	(2)
Amounts reclassified from Accumulated other comprehensive loss	—	—	—
Net current-period Other comprehensive loss	—	(2)	(2)
Balance, December 31, 2014	$(1)	$(3)	$(4)
Other comprehensive income (loss) before reclassifications	—	—	—
Transfer of amounts from Accumulated other comprehensive income to affiliate	—	3	3
Amounts reclassified from Accumulated other comprehensive income	1	—	1
Net current-period Other comprehensive income	1	3	4
Balance, December 31, 2015	$—	$—	$—
______________________________________
(a)All amounts are net of tax.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, cash in banks, and temporary investments purchased with remaining maturities of three months or less.
Receivables
Accounts receivable are primarily composed of trade receivables and unbilled revenue. The Company's accounts receivable are stated at net realizable value.
The allowance for doubtful accounts is generally calculated using the aging approach that utilizes rates developed in reserve studies. The Company establishes an allowance for uncollectible accounts based on historical losses and management's assessment of existing economic conditions, customer trends, and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the due date, which is typically in 21 days, however, factors such as assistance programs may delay aggressive action. The Company assesses late payment fees on trade receivables based on past-due terms with customers. Customer accounts are written off when collection efforts have been exhausted. The time period for write-off is 150 days after service has been terminated.
Unbilled revenues of $85 million and $112 million are included in Customer Accounts receivable at December 31, 2015 and 2014, respectively.
Notes Receivable
Notes receivable, or financing receivables, are primarily comprised of capital lease receivables and loans and are included in Notes receivable on the Company's Consolidated Statements of Financial Position.
Notes receivable are typically considered delinquent when payment is not received for periods ranging from 60 to 120 days. The Company ceases accruing interest (nonaccrual status), considers a note receivable impaired, and establishes an allowance for credit loss when it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the note receivable. Cash payments received on nonaccrual status notes receivable, that do not bring the account contractually current, are first applied to contractually owed past due interest, with any remainder applied to principal. Accrual of interest is generally resumed when the note receivable becomes contractually current.
In determining the allowance for credit losses for notes receivable, the Company considers the historical payment experience and other factors that are expected to have a specific impact on the counterparty's ability to pay. In addition, the Company monitors the credit ratings of the counterparties from which it has notes receivable.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Inventories
Natural gas inventory of $65 million and $43 million as of December 31, 2015 and 2014, respectively, is determined using the last-in, first-out (LIFO) method. The replacement cost of gas in inventory exceeded the LIFO cost by $60 million and $110 million at December 31, 2015 and 2014, respectively.
The Company generally values materials and supplies inventory at average cost.
Gas Customer Choice Deferred Asset
Gas customer choice deferred asset represents gas provided to the Company by suppliers of gas for customers that participate in the Customer Choice program. As the gas is sold and billed to Customer Choice customers, primarily in the December through March heating season, this asset is reduced. At the end of an April through March cycle each year, any balance is reconciled and settled with the various suppliers.
Property, Retirement and Maintenance, and Depreciation and Amortization
Property is stated at cost and includes construction-related labor, materials, overheads, and AFUDC. The cost of properties retired is charged to accumulated depreciation. Expenditures for maintenance and repairs are charged to expense when incurred.
Utility property is depreciated over its estimated useful life using straight-line rates approved by the MPSC.
Depreciation and amortization expense also includes the amortization of certain regulatory assets.
Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected discounted future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.
Excise and Sales Taxes
The Company records the billing of excise and sales taxes as a receivable with an offsetting payable to the applicable taxing authority, with no net impact on the Consolidated Statements of Operations.
Deferred Debt Costs
The costs related to the issuance of long-term debt are deferred and amortized over the life of each debt issue. The deferred amounts are included in Other long-term assets on the Consolidated Statements of Financial Position. In accordance with MPSC regulations, the unamortized discount, premium, and expense related to debt redeemed with a refinancing are amortized over the life of the replacement issue.
Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation. The allocation for 2015, 2014, and 2013 for stock-based compensation expense was approximately $5 million, $17 million, and $16 million, respectively.
Subsequent Events
The Company has evaluated subsequent events through March 11, 2016, the date that these Consolidated Financial Statements were available to be issued.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Other Accounting Policies
See the following notes for other accounting policies impacting the Company's Consolidated Financial Statements:

Note	Title
5	Asset Retirement Obligations
6	Regulatory Matters
7	Income Taxes
8	Fair Value
9	Financial and Other Derivative Instruments

NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The objectives of this ASU are to improve upon revenue recognition requirements by providing a single comprehensive model to determine the measurement of revenue and timing of recognition. The core principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. This ASU also requires expanded qualitative and quantitative disclosures regarding the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. In July 2015, the FASB deferred implementation of the revenue standard to be effective for the first interim period within annual reporting periods beginning after December 15, 2017. The standard is to be applied retrospectively and early adoption is permitted in the preceding year. The Company is currently assessing the impact of this ASU on its Consolidated Financial Statements.
In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs. This ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This ASU is effective for reporting periods beginning after December 15, 2015 and interim periods therein. It is to be applied retrospectively and early adoption is permitted. Had the Company early adopted this ASU it would have decreased assets and liabilities on its Consolidated Statements of Financial Position by $5 million at December 31, 2015 and 2014.
In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330), Simplifying the Measurement of Inventory. The ASU replaces the current lower of cost or market test with a lower of cost or net realizable value test when cost is determined on a first-in, first-out or average cost basis. The standard is effective for public entities for annual reporting periods beginning after December 15, 2016, and interim periods therein. It is to be applied prospectively and early adoption is permitted. The ASU will not have a significant impact on the Company's Consolidated Financial Statements.
In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. This ASU requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. This ASU is effective for reporting periods beginning after December 15, 2016, including interim periods therein. It may be applied either prospectively or retrospectively, and early adoption is permitted. The Company adopted this ASU at December 31, 2015. The adoption of this ASU impacted the Company's Consolidated Statements of Financial Position by decreasing assets and liabilities for 2014 by $36 million.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 4 — PROPERTY, PLANT, AND EQUIPMENT
The following is a summary of Property, plant, and equipment by classification as of December 31:

	2015	2014
	(In millions)
Property, plant, and equipment
Distribution	$3,124	$2,946
Storage	453	448
Transmission and other	890	863
Total	4,467	4,257
Less accumulated depreciation and amortization
Distribution	(1,163)	(1,130)
Storage	(147)	(142)
Transmission and other	(370)	(363)
Total	(1,680)	(1,635)
Net Property, plant, and equipment	$2,787	$2,622
AFUDC capitalized was approximately $1 million for the years ended December 31, 2015 and 2014.
The composite depreciation rate for the Company was approximately 2.6% in 2015 and 2.4% in 2014 and 2013. The average estimated useful life for gas distribution and storage property was 50 and 53 years, respectively, at December 31, 2015. The estimated useful lives for other utility assets range from 5 to 70 years.
The following is a summary of Depreciation and amortization expense:

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Property, plant, and equipment	$78	$75	$73
Regulatory assets and liabilities	24	23	22
	$102	$98	$95
Capitalized software costs are classified as Property, plant, and equipment, and the related amortization is included in accumulated depreciation and amortization on the Consolidated Financial Statements. The Company capitalizes the costs associated with computer software developed or obtained for use in its business. The Company amortizes capitalized software costs on a straight-line basis over the expected period of benefit, ranging from 5 to 15 years. The Company has the following balances for capitalized software:

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Amortization expense of capitalized software	$5	$6	$7
Gross carrying value of capitalized software	$70	$78
Accumulated amortization of capitalized software	$39	$42

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 5 — ASSET RETIREMENT OBLIGATIONS
The Company has conditional retirement obligations for gas pipelines, certain service centers, compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value when they are incurred, which generally is at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at the Company's credit-adjusted risk-free rate. The Company recognizes in the Consolidated Statements of Operations removal costs in accordance with regulatory treatment. Any differences between costs recognized related to asset retirement and those reflected in rates are recognized as either a Regulatory asset or liability on the Consolidated Statements of Financial Position.
If a reasonable estimate of fair value cannot be made in the period in which the retirement obligation is incurred, such as for assets with indeterminate lives, the liability is recognized when a reasonable estimate of fair value can be made. Natural gas storage system and certain other distribution assets have an indeterminate life. Therefore, no liability has been recorded for these assets.
A reconciliation of the Asset retirement obligations for 2015 follows:

(In millions)
Asset retirement obligations at December 31, 2014	$130
Accretion	7
Asset retirement obligations at December 31, 2015	$137

NOTE 6 — REGULATORY MATTERS
Regulation
The Company is subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of regulatory assets, conditions of service, accounting, and operating-related matters. The Company operates natural gas storage and transportation facilities in Michigan as intrastate facilities regulated by the MPSC and provides intrastate storage and transportation services pursuant to an MPSC-approved tariff.
The Company also provides interstate storage and transportation services in accordance with an Operating Statement on file with the FERC. The FERC's jurisdiction is limited and extends to the rates, non-discriminatory requirements, and terms and conditions applicable to storage and transportation provided by the Company in interstate markets. FERC granted the Company authority to provide storage and related services in interstate commerce at market-based rates. The Company provides transportation services in interstate commerce at cost-based rates approved by the MPSC and filed with the FERC. The Company is also subject to the requirements of other regulatory agencies with respect to safety, environment, and health.
The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the Consolidated Financial Statements of the Company.
Regulatory Assets and Liabilities
The Company is required to record Regulatory assets and liabilities for certain transactions that would have been treated as revenue or expense in non-regulated businesses. Continued applicability of regulatory accounting treatment requires that rates be designed to recover specific costs of providing regulated services and be charged to and collected from customers. Future regulatory changes or changes in the competitive environment could result in the discontinuance of this accounting treatment for Regulatory assets and liabilities for some or all of the Company's businesses and may require the write-off of the portion of any Regulatory asset or liability that was no longer probable of recovery through regulated rates. Management believes that currently available facts support the continued use of Regulatory assets and liabilities and that all Regulatory assets and liabilities are recoverable or refundable in the current regulatory environment.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following are balances and a brief description of the Regulatory assets and liabilities at December 31:

	2015	2014
	(In millions)
Assets
Recoverable pension and other postretirement costs:
Pension	$520	$541
Other postretirement costs	58	43
Deferred environmental costs	52	57
Recoverable Michigan income taxes	45	47
Unamortized loss on reacquired debt	22	23
Accrued GCR revenue	12	25
Cost to achieve Performance Excellence Process	5	8
Other	20	17
	734	761
Less amount included in Current Assets	(15)	(28)
	$719	$733
Liabilities
Removal costs liability	$291	$308
Negative pension offset	46	67
Refundable income taxes	23	33
Accrued GCR refund	21	—
Energy optimization	10	10
Refundable revenue decoupling	—	4
Other	—	3
	391	425
Less amount included in Current Liabilities	(21)	(3)
	$370	$422
As noted below, certain Regulatory assets for which costs have been incurred have been included (or are expected to be included, for costs incurred subsequent to the most recently approved rate case) in the Company's rate base, thereby providing a return on invested costs (except as noted). Certain other Regulatory assets are not included in rate base but accrue recoverable carrying charges until surcharges to collect the assets are billed. Certain Regulatory assets do not result from cash expenditures and therefore do not represent investments included in rate base or have offsetting liabilities that reduce rate base.
ASSETS

•
Recoverable pension and other postretirement costs — Accounting rules for pension and other postretirement benefit costs require, among other things, the recognition in Other comprehensive income of the actuarial gains or losses and the prior service costs that arise during the period but that are not immediately recognized as components of net periodic benefit costs. The Company records the impact of actuarial gains or losses and prior service costs as a Regulatory asset since the traditional rate setting process allows for the recovery of pension and other postretirement costs. The asset will reverse as the deferred items are amortized and recognized as components of net periodic benefit costs. (a)

•
Deferred environmental costs — The MPSC approved the deferral of investigation and remediation costs associated with former MGP sites. Amortization of deferred costs is over a ten-year period beginning in the year after costs were incurred, with recovery (net of any insurance proceeds) through base rate filings. (a)

•
Recoverable Michigan income taxes — In July 2007, the MBT was enacted by the State of Michigan. State deferred tax liabilities were established for the Company and offsetting Regulatory assets were recorded as the impacts of the deferred tax liabilities will be reflected in rates as the related taxable temporary differences reverse and flow through current income tax expense. In May 2011, the MBT was repealed and the MCIT was enacted. The Regulatory asset was remeasured to reflect the impact of the MCIT tax rate. (a)

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

•
Unamortized loss on reacquired debt — The unamortized discount, premium, and expense related to debt redeemed with a refinancing are deferred, amortized, and recovered over the life of the replacement issue.

•	Accrued GCR revenue — Receivable for the temporary under-recovery of and carrying costs on gas costs incurred by the Company which are recoverable through the GCR mechanism.

•
Cost to achieve Performance Excellence Process (PEP) — The MPSC authorized the deferral of costs to implement the PEP. These costs consist of employee severance, project management, and consultant support. These costs are amortized over a ten-year period beginning with the year subsequent to the year the costs were deferred.

______________________________________

(a)	Regulatory assets not earning a return or accruing carrying charges.
LIABILITIES

•	Removal costs liability — The amount collected from customers for the funding of future asset removal activities.

•
Negative pension offset — The Company's negative pension costs are not included as a reduction to its authorized rates; therefore, the Company is accruing a Regulatory liability to eliminate the impact on earnings of the negative pension expense accrued. This Regulatory liability will reverse to the extent the Company's pension expense is positive in future years.

•	Refundable income taxes — Income taxes refundable to customers representing the difference in property-related deferred income taxes payable and amounts recognized pursuant to MPSC authorization.

•	Accrued GCR refund — Liability for the temporary over-recovery of and a return on gas costs incurred by the Company which are recoverable through the GCR mechanism.

•	Energy optimization (EO) — Amounts collected in rates in excess of energy optimization expenditures.

•
Refundable revenue decoupling — Amounts refundable to customers for the change in revenue resulting from the difference in weather-adjusted average sales per customer compared to the base level of average sales per customer established by the MPSC.

2015 Rate Case Filing
The Company filed a rate case with the MPSC on December 18, 2015 requesting an increase in base rates of $183 million based on a projected twelve-month period ending October 31, 2017. The requested increase in base rates is due primarily to an increase in net plant of $800 million, inclusive of IRM capital investments being recovered through approved IRM surcharge filings. The rate filing also includes projected changes in sales, operation and maintenance expenses, and working capital. The rate filing also requests an increase in return on equity from 10.5% to 10.75% on a capital structure of 52% equity and 48% debt. The Company anticipates self-implementing a rate increase in November 2016 with an MPSC order expected by December 2016. Concurrent with the MPSC order in this rate case, the existing IRM surcharge will be terminated. However, in this rate case filing, the Company requested to implement a new IRM surcharge to become effective in January 2017.
IRM
In November 2014, the Company filed an application with the MPSC for approval of an increased IRM surcharge to recover an additional $47 million of annual capital expenditures in 2016 and 2017 for its gas main renewal program. In November 2015, the MPSC issued an order authorizing an expansion of its gas main renewal program and an increase in the IRM surcharge of $16 million for 2016 and $31 million for 2017. The 2017 increase is subject to a reduction to the 2016 level if the 2016 target is not met. The IRM surcharge authorized by the order in this filing will become effective in July 2016 and will be terminated upon the implementation of base rates requested in the December 18, 2015 rate case filing.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 7 — INCOME TAXES
Income Tax Summary
The Company is part of the consolidated federal income tax return of DTE Energy. DTE Energy and its subsidiaries file consolidated and/or separate company income tax returns in various states and localities, including a consolidated return in the State of Michigan. DTE Gas is part of the Michigan consolidated income tax return of DTE Energy. The federal, state, and local income tax expense for the Company is determined on an individual company basis with no allocation of tax expenses or benefits from other affiliates of DTE Energy. The Company had an income tax receivable from DTE Energy of $54 million and $48 million at December 31, 2015 and 2014, respectively.
Total Income Tax Expense varied from the statutory federal income tax rate for the following reasons for the years ended December 31:

	2015	2014	2013
	(In millions)
Income Before Income Taxes	$204	$215	$218
Income tax expense at 35% statutory rate	$72	$75	$76
Depreciation	(7)	(7)	(7)
State and local income taxes, net of federal benefit	10	10	10
Other, net	(3)	(1)	(2)
Income Tax Expense	$72	$77	$77
Effective income tax rate	35.3%	35.8%	35.3%
Components of Income Tax Expense were as follows for the years ended December 31:

	2015	2014	2013
	(In millions)
Current income tax expense
State and other income tax	$—	$7	$2
Total current income taxes	—	7	2
Deferred income tax expense
Federal	57	61	61
State and other income tax	15	9	14
Total deferred income taxes	72	70	75
Total	$72	$77	$77
Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the Consolidated Financial Statements. Consistent with rate making treatment, deferred taxes are offset in the table below for temporary differences which have related Regulatory assets and liabilities.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Deferred tax assets (liabilities) were comprised of the following at December 31:

	2015	2014
	(In millions)
Property, plant, and equipment	$(605)	$(533)
Pension and benefits	(275)	(246)
Federal net operating loss carry-forward	22	—
State net operating loss carry-forwards	8	2
Other	20	33
Long-term deferred income tax liabilities	$(830)	$(744)

Deferred income tax assets	$82	$95
Deferred income tax liabilities	(912)	(839)
	$(830)	$(744)
The above table excludes unamortized investment tax credits of $4 million and $5 million at December 31, 2015 and 2014, respectively. Investment tax credits are deferred and amortized to income over the average life of the related property.
DTE Gas has a federal net operating loss carry-forward available for use on the tax return of $62 million as of December 31, 2015. No valuation allowance is required for federal net operating loss deferred tax assets.
The Company has a state and local deferred tax asset related to net operating loss carry-forwards of $8 million and $2 million at December 31, 2015 and 2014, respectively. DTE Gas does not have a valuation allowance with respect to these deferred tax assets.
Uncertain Tax Positions
The Company had less than $1 million of unrecognized tax benefits at December 31, 2015 and 2014 that, if recognized, would not have a significant impact on its effective tax rate. The Company does not anticipate any material changes to the unrecognized tax benefits in the next twelve months.
The Company recognizes interest and penalties pertaining to income taxes in Interest expense and Other expenses, respectively, on its Consolidated Statements of Operations. The Company had insignificant amounts of accrued interest at December 31, 2015 and 2014. The Company had no accrued penalties pertaining to income taxes. The Company recognized interest expense (income) related to income taxes of a nominal amount in 2015, 2014, and 2013.
In 2015, DTE Energy settled a federal tax audit for the 2013 tax year. DTE Energy's federal income tax returns for 2014 and subsequent years remain subject to examination by the Internal Revenue Service. DTE Energy's MBT and MCIT returns for the year 2008 and subsequent years remain subject to examination by the State of Michigan. DTE Energy also files tax returns in numerous state and local jurisdictions with varying statutes of limitation.

NOTE 8 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at December 31, 2015 and 2014. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

Fair Value of Financial Instruments
The fair value of financial instruments included in the table below is determined by using quoted market prices when available. When quoted prices are not available, pricing services may be used to determine the fair value with reference to observable interest rate indexes. The Company has obtained an understanding of how the fair values are derived. The Company also selectively corroborates the fair value of its transactions by comparison of market-based price sources. Discounted cash flow analyses based upon estimated current borrowing rates are also used to determine fair value when quoted market prices are not available. The fair values of notes receivable, excluding capital leases, are generally estimated using discounted cash flow techniques that incorporate market interest rates as well as assumptions about the remaining life of the loans and credit risk. Depending on the information available, other valuation techniques may be used that rely on internal assumptions and models. Valuation policies and procedures are determined by the Company's Treasury Department which reports to the Company's Vice President and Treasurer.
The following table presents the carrying amount and fair value of financial instruments as of December 31, 2015 and 2014:

	December 31, 2015				December 31, 2014
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable — affiliates	$2	$—	$—	$2	$18	$—	$—	$18
Short-term borrowings — other	$194	$—	$194	$—	$145	$—	$145	$—
Long-term debt	$1,124	$—	$643	$534	$1,099	$—	$1,162	$68
For further fair value information on financial and derivative instruments, see Note 9 to the Consolidated Financial Statements, "Financial and Other Derivative Instruments".

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 9 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income (loss) and later reclassified into earnings when the underlying transaction occurs. Gains or losses from the ineffective portion of cash flow hedges are recognized in earnings immediately. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.
The Company's primary market risk exposure is associated with commodity prices, credit, and interest rates. The Company has risk management policies to monitor and manage market risks. The Company purchases, stores, transports, distributes, and sells natural gas, and sells storage and transportation capacity. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2018. Substantially all of these contracts meet the normal purchases and normal sales exception and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

NOTE 10 — LONG-TERM DEBT
Long-Term Debt
The Company's long-term debt outstanding and interest rates of debt outstanding at December 31 were:

	2015	2014
	(In millions)
First Mortgage Bonds, interest payable semi-annually
3.64% series due 2023	$50	$50
3.74% series due 2025	70	70
3.35% series due 2027	40	—
3.94% series due 2028	50	50
3.92% series due 2042	70	70
4.35% series due 2044	150	150
4.21% series due 2045	125	—
Senior Notes, interest payable semi-annually
5.94% series due 2015	—	140
6.04% series due 2018	100	100
5.00% series due 2019	120	120
6.36% series due 2020	50	50
6.44% series due 2023	25	25
6.78% series due 2028	75	75
5.70% series due 2033	200	200
	1,125	1,100
Less amount due within one year	—	(140)
Less unamortized discount	(1)	(1)
Total	$1,124	$959

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Debt Issuances
In 2015, the following debt was issued:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
August	Mortgage Bonds (a)	3.35%	2027	$40
August	Mortgage Bonds (a)	4.21%	2045	125
				$165
______________________________________
(a) Proceeds were used for the redemption of long-term debt and general corporate purposes.
Debt Redemptions
In 2015, the following debt was redeemed:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
September	Senior Notes	5.94%	2015	$140
				$140
The following table shows the scheduled debt maturities, excluding any unamortized discount or premium on debt, at December 31, 2015:

	2016	2017	2018	2019	2020	2021 and Thereafter	Total
	(In millions)
Amount to mature	$—	$—	$100	$120	$50	$855	$1,125
Cross Default Provisions
Substantially all of the net properties of the Company are subject to the lien of mortgages. Should the Company fail to timely pay its indebtedness under these mortgages, such failure may create cross defaults in the indebtedness of DTE Energy.

NOTE 11 — PREFERRED AND PREFERENCE SECURITIES
At December 31, 2015, the Company had 7 million shares of preferred stock with a par value of $1 per share and 4 million shares of preference stock with a par value of $1 per share authorized, with no shares issued.

NOTE 12 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
The Company has a $300 million unsecured revolving credit agreement that can be used for general corporate borrowings, but is intended to provide liquidity support for the Company's commercial paper program. Borrowings under the facility are available at prevailing short-term interest rates. The facility will expire in April 2020. The Company had $194 million and $145 million outstanding against the facility at December 31, 2015 and 2014, respectively.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, “total funded debt” means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements, and guarantees of third parties’ debt, but excluding contingent obligations, nonrecourse and junior subordinated debt, and, except for calculations at the end of the second quarter, certain short-term debt. “Capitalization” means the sum of (a) total funded debt plus (b) “consolidated net worth,” which is equal to consolidated total equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At December 31, 2015, the total funded debt to total capitalization ratio for the Company was 0.48 to 1 and was in compliance with this financial covenant.
The weighted average interest rates for short-term borrowings were 0.6% and 0.4% at December 31, 2015 and 2014, respectively.

NOTE 13 — CAPITAL LEASES
Lessor — The Company leases a portion of its pipeline system to the Vector Pipeline through a capital lease contract that expires in 2020, with renewal options extending for five years. DTE Energy owns a 40% interest in the Vector Pipeline. The components of the Company's net investment in the capital lease at December 31, 2015, were as follows:

(In millions)
2016	$9
2017	9
2018	9
2019	9
2020	8
Thereafter	—
Total minimum future lease receipts	44
Residual value of leased pipeline	40
Less unearned income	(24)
Net investment in capital lease	60
Less current portion	(3)
$57

NOTE 14 — COMMITMENTS AND CONTINGENCIES
Environmental
Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The facilities, which produced gas, have been designated as MGP sites. The Company owns or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of five of the MGP sites is complete and the sites are closed. The Company has also completed partial closure of two additional sites. Cleanup activities associated with the remaining sites will continue over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases, and underground storage tank locations. As of December 31, 2015 and 2014, the Company had $22 million and $24 million accrued for remediation, respectively. Any change in assumptions, such as remediation techniques, nature and extent of contamination, and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company's financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows for amortization of the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company's results of operations.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform and may provide guarantees in certain indemnification agreements. Finally, the Company may provide indirect guarantees for the indebtedness of others.
Labor Contracts
There are several bargaining units for the Company's approximately 1,100 represented employees. The majority of the represented employees are under contracts that expire in 2017.
Purchase Commitments
As of December 31, 2015, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term natural gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1 billion from 2016 through 2051 as detailed in the following table:

(In millions)
2016	$406
2017	232
2018	55
2019	18
2020	18
2021 and thereafter	245
$974
The Company has made certain commitments in connection with 2016 annual capital expenditures that are expected to be approximately $400 million.
Bankruptcies
Certain of the Company's customers and suppliers have filed for bankruptcy protection under the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and suppliers and their purchase and sale contracts, and records provisions for amounts considered at risk of probable loss in the allowance for doubtful accounts. The Company believes its accrued amounts are adequate for probable loss.
Other Contingencies
The Company is involved in certain other legal, regulatory, administrative, and environmental proceedings before various courts, arbitration panels, and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Consolidated Financial Statements in the periods they are resolved.
For a discussion of contingencies related to regulatory matters, see Note 6 to the Consolidated Financial Statements, "Regulatory Matters".

NOTE 15 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
Pension Plan Benefits
The Company participates in various plans that provide pension and other postretirement benefits for DTE Energy and its affiliates. The plans are sponsored by DTE Energy Corporate Services, LLC (LLC), a subsidiary of DTE Energy. The Company is allocated net periodic benefit costs for its share of the amounts of the combined plans.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Effective January 1, 2012 for the Company's non-represented employees, and in June 2011 and March 2013 for represented employees, the Company discontinued offering a defined benefit retirement plan to newly hired employees. In its place, the Company will annually contribute an amount equivalent to 4% (8% for certain represented employees) of an employee's eligible pay to the employee's defined contribution retirement savings plan.
The Company's policy is to fund pension costs by contributing amounts consistent with the provisions of the Pension Protection Act of 2006 and additional amounts when it deems appropriate. The Company contributed $30 million to its qualified pension plans in 2015. At the discretion of management, and depending upon financial market conditions, the Company anticipates making up to $30 million in contributions to the pension plans in 2016.
The MPSC approved the deferral of the non-capitalized portion of the Company's negative pension expense as a Regulatory liability. In 2015 and 2014, the Company reduced this Regulatory liability as a result of positive pension expense of $21 million and $17 million, respectively. See Note 6 to the Consolidated Financial Statements, "Regulatory Matters".
Net pension cost includes the following components for the years ended December 31:

	2015	2014	2013
	(In millions)
Service cost	$22	$18	$20
Interest cost	45	44	40
Expected return on plan assets	(80)	(73)	(75)
Amortization of:
Net actuarial loss	46	34	45
Prior service credit	(1)	—	—
Net pension cost	$32	$23	$30

	2015	2014
	(In millions)
Other changes in plan assets and benefit obligations recognized in Regulatory assets and Other comprehensive income (loss)
Net actuarial loss	$23	$178
Amortization of net actuarial loss	(46)	(34)
Prior service credit	—	(4)
Amortization of prior service credit	1	—
Total recognized in Regulatory assets and Other comprehensive income (loss)	$(22)	$140
Total recognized in net periodic pension cost, Regulatory assets, and Other comprehensive income (loss)	$10	$163
Estimated amounts to be amortized from Regulatory assets and Accumulated other comprehensive income (loss) into net periodic benefit cost during next fiscal year
Net actuarial loss	$36	$45
Prior service credit	$(1)	$(1)

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table reconciles the obligations, assets, and funded status of the plans as well as the amounts recognized as prepaid pension cost or pension liability in the Consolidated Statements of Financial Position at December 31:

	2015	2014
	(In millions)
Accumulated benefit obligation, end of year	$940	$1,003
Change in projected benefit obligation
Projected benefit obligation, beginning of year	$1,109	$911
Service cost	22	18
Interest cost	45	44
Plan amendments	—	(4)
Actuarial (gain) loss	(76)	185
Transfer due to plan sponsorship change	(9)	—
Benefits paid	(47)	(45)
Projected benefit obligation, end of year	$1,044	$1,109
Change in plan assets
Plan assets at fair value, beginning of year	$1,077	$1,001
Actual return on plan assets	(19)	80
Company contributions	30	41
Benefits paid	(47)	(45)
Plan assets at fair value, end of year	$1,041	$1,077
Funded status of the plans	$(3)	$(32)
Amount recorded as:
Noncurrent assets	$106	$114
Current liabilities	—	(1)
Noncurrent liabilities	(109)	(145)
	$(3)	$(32)
Amounts recognized in Accumulated other comprehensive income (loss), pre-tax
Net actuarial loss	$—	$5

Amounts recognized in Regulatory assets (see Note 6 - "Regulatory Matters")
Net actuarial loss	$525	$547
Prior service credit	(5)	(6)
	$520	$541
At December 31, 2015, the benefits related to qualified and nonqualified pension plans expected to be paid in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2016	$50
2017	53
2018	55
2019	58
2020	61
2021-2025	337
Total	$614

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Assumptions used in determining the projected benefit obligation and net pension costs for the years ended December 31 were:

	2015	2014	2013
Projected benefit obligation
Discount rate	4.50%	4.12%	4.95%
Rate of compensation increase	4.65%	4.65%	4.20%
Net pension costs
Discount rate	4.12%	4.95%	4.15%
Rate of compensation increase	4.65%	4.20%	4.20%
Expected long-term rate of return on plan assets	7.75%	7.75%	8.25%
The Company employs a formal process in determining the long-term rate of return for various asset classes. Management reviews historic financial market risks and returns and long-term historic relationships between the asset classes of equities, fixed income, and other assets, consistent with the widely accepted capital market principle that asset classes with higher volatility generate a greater return over the long-term. Current market factors such as inflation, interest rates, asset class risks, and asset class returns are evaluated and considered before long-term capital market assumptions are determined. The long-term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment management, and rebalancing. Peer data is reviewed to check for reasonableness. As a result of this process, the Company has long-term rate of return assumptions for its pension plans of 7.75% and other postretirement benefit plans of 8.00%, for 2016. The Company believes these rates are a reasonable assumption for the long-term rate of return on plan assets for 2016 given the current investment strategy.
The Company employs a total return investment approach whereby a mix of equities, fixed income, and other investments are used to maximize the long-term return on plan assets consistent with prudent levels of risk, with consideration given to the liquidity needs of the plan. Risk tolerance is established through consideration of future plan cash flows, plan funded status, and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income, and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, growth and value stocks, and large and small market capitalizations. Fixed income securities generally include market duration bonds of companies from diversified industries, mortgage-backed securities, non-U.S. securities, bank loans, and U.S. Treasuries. Pension assets include long duration U.S. government and diversified corporate bonds intended to partially mitigate liability volatility caused by changes in discount rates. Other assets, such as private markets and hedge funds, are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk controlled manner, to potentially increase the portfolio beyond the market value of invested assets and/or reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.
Target allocations for pension plan assets as of December 31, 2015 are listed below:

U.S. Large Capitalization (Cap) Equity Securities	22%
U.S. Small Cap and Mid Cap Equity Securities	5
Non-U.S. Equity Securities	20
Fixed Income Securities	25
Hedge Funds and Similar Investments	20
Private Equity and Other	8
100%

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table provides the fair value measurement amounts for pension plan assets at December 31, 2015 and 2014 (a):

	December 31, 2015				December 31, 2014
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(In millions)
Asset Category:
Short-term Investments (b)	$6	$—	$—	$6	$12	$—	$—	$12
Equity Securities
U.S. Large Cap (c)	230	—	—	230	245	—	—	245
U.S. Small Cap and Mid Cap (d)	60	—	—	60	62	—	—	62
Non-U.S. (e)	141	68	—	209	145	60	—	205
Fixed Income Securities (f)	2	269	—	271	2	291	—	293
Hedge Funds and Similar Investments (g)	61	26	125	212	62	26	121	209
Private Equity and Other (h)	—	—	53	53	—	—	51	51
Securities Lending (i)	(36)	(7)	—	(43)	(52)	(14)	—	(66)
Securities Lending Collateral (i)	36	7	—	43	52	14	—	66
Total	$500	$363	$178	$1,041	$528	$377	$172	$1,077
______________________________________

(a)	For a description of levels within the fair value hierarchy, see Note 8 to the Consolidated Financial Statements, "Fair Value".

(b)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(c)
This category comprises both actively and not actively managed portfolios that track the S&P 500 low cost equity index funds. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(d)
This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(e)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(f)
This category includes corporate bonds from diversified industries, U.S. Treasuries, and mortgage-backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as Level 2 assets.

(g)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded debt and equity, publicly traded mutual funds, commingled and limited partnership funds, and non-exchange traded securities. Pricing for Level 1 and Level 2 assets in this category is obtained from quoted prices in actively traded markets and quoted prices from broker or pricing services. Non-exchange traded securities held in commingled funds are classified as Level 2 assets. Valuations for some Level 3 assets in this category may be based on limited observable inputs as there may be little, if any, publicly available pricing.

(h)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on discounted cash flow analyses, relevant publicly-traded comparables, and comparable transactions.

(i)
In 2014, the Company began a securities lending program with a third-party agent. The program allows the agent to lend certain securities from the Company's pension trusts to selected entities against receipt of collateral (in the form of cash) as provided for and determined in accordance with its securities lending agency agreement.

The pension trust holds debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds hold exchange-traded equity or debt securities and are valued based on stated NAVs. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class, or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustee challenges an assigned price and determines that another price source is considered to be preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, the Company selectively corroborates the fair values of securities by comparison of market-based price sources.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table provides a reconciliation of beginning and ending balances of pension plan assets measured at fair value on a recurring basis where the determination of fair value includes significant unobservable inputs (Level 3):

	Year Ended December 31, 2015			Year Ended December 31, 2014
	Hedge Funds and Similar Investments	Private Equity and Other	Total	Hedge Funds and Similar Investments	Private Equity and Other	Total
	(In millions)
Beginning Balance at January 1	$121	$51	$172	$108	$47	$155
Total realized/unrealized gains	3	3	6	6	4	10
Purchases, sales, and settlements:
Purchases	1	10	11	7	8	15
Sales	—	(11)	(11)	—	(8)	(8)
Ending Balance at December 31	$125	$53	$178	$121	$51	$172
The amount of total gains for the period attributable to the change in unrealized gains or losses related to assets still held at the end of the period	$3	$(1)	$2	$6	$3	$9
There were no transfers from or into Level 3 and there were no significant transfers between Level 2 and Level 1 in the years ended December 31, 2015 and 2014.
Other Postretirement Benefits
The Company participates in defined benefit plans sponsored by the LLC that provide certain other postretirement health care and life insurance benefits for employees who are eligible for these benefits. The Company's policy is to fund certain trusts to meet its other postretirement benefit obligations. Separate qualified VEBA and other benefit trusts exist. The Company contributed $24 million to these trusts for the defined benefit other postretirement medical and life insurance benefit plans during 2015. At the discretion of management, the Company anticipates making up to $20 million of contributions to the trusts in 2016.
Starting in 2012, in lieu of offering future employees defined benefit post-employment health care and life insurance benefits, the Company allocates a fixed amount per year to an account in a defined contribution VEBA for each employee. These accounts are managed either by the Company (for non-represented and certain represented groups) or by the Utility Workers of America (UWUA) for Local 223 employees. The contributions to the VEBA for these accounts were less than $1 million in 2015, 2014, and 2013.
Beginning in 2013, the Company replaced the defined benefit employer-sponsored retiree medical, prescription drug, and dental coverage with a notional allocation to a Retiree Reimbursement Account. This change applies to both current and future Medicare eligible non-represented and future represented retirees, spouses, surviving spouses, or same sex domestic partners when the youngest of the retiree's covered household turns age 65. The amount of the annual allocation to each participant is determined by the employee's retirement date, and increases each year for each eligible participant at the lower of the rate of medical inflation or 2%.
Net other postretirement credit includes the following components for the years ended December 31:

	2015	2014	2013
	(In millions)
Service cost	$8	$8	$12
Interest cost	18	20	19
Expected return on plan assets	(40)	(35)	(35)
Amortization of:
Net actuarial loss	7	5	13
Prior service credit	(28)	(30)	(26)
Net transition obligation	—	—	1
Net other postretirement credit	$(35)	$(32)	$(16)

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

	2015	2014
	(In millions)
Other changes in plan assets and accumulated postretirement benefit obligation recognized in Regulatory assets
Net actuarial (gain) loss	$(5)	$42
Amortization of net actuarial loss	(7)	(5)
Amortization of prior service credit	28	30
Total recognized in Regulatory assets	$16	$67
Total recognized in net periodic benefit cost and Regulatory assets	$(19)	$35
Estimated amounts to be amortized from Regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$1	$7
Prior service credit	$(28)	$(28)
The following table reconciles the obligations, assets, and funded status of the plans including amounts recorded as Accrued postretirement liability — affiliates in the Consolidated Statements of Financial Position at December 31:

	2015	2014
	(In millions)
Change in accumulated postretirement benefit obligation
Accumulated postretirement benefit obligation, beginning of year	$453	$418
Service cost	8	8
Interest cost	18	20
Actuarial (gain) loss	(52)	28
Benefits paid	(23)	(21)
Accumulated postretirement benefit obligation, end of year	$404	$453
Change in plan assets
Plan assets at fair value, beginning of year	$488	$464
Actual return on plan assets	(6)	21
Company contributions	24	24
Benefits paid	(22)	(21)
Plan assets at fair value, end of year	$484	$488
Funded status, end of year	$80	$35
Amount recorded as:
Noncurrent assets	$80	$45
Noncurrent liabilities	—	(10)
	$80	$35

Amounts recognized in Regulatory assets (see Note 6 - "Regulatory Matters")
Net actuarial loss	$90	$103
Prior service credit	(32)	(60)
	$58	$43

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

At December 31, 2015, the benefits expected to be paid, including prescription drug benefits, in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2016	$23
2017	24
2018	24
2019	25
2020	26
2021-2025	136
Total	$258
Assumptions used in determining the accumulated postretirement benefit obligation and net other postretirement benefit costs for the years ended December 31 were:

	2015	2014	2013
Accumulated postretirement benefit obligation
Discount rate	4.50%	4.10%	4.95%
Health care trend rate pre- and post- 65	6.25 / 6.75%	7.50 / 6.50%	7.50 / 6.50%
Ultimate health care trend rate	4.50%	4.50%	4.50%
Year in which ultimate reached pre- and post- 65	2027	2025 / 2024	2025 / 2024
Other postretirement benefit costs
Discount rate (prior to interim remeasurement)	4.10%	4.95%	4.15%
Discount rate (post interim remeasurement)	N/A	N/A	4.30%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.25%
Health care trend rate pre- and post-65	7.50 / 6.50%	7.50 / 6.50%	7.00%
Ultimate health care trend rate	4.50%	4.50%	5.00%
Year in which ultimate reached pre- and post-65	2025 / 2024	2025 / 2024	2021
A one percentage point increase in health care cost trend rates would have increased the total service cost and interest cost components of benefit costs by $1 million in 2015 and would have increased the accumulated benefit obligation by $24 million at December 31, 2015. A one percentage point decrease in the health care cost trend rates would have decreased the total service and interest cost components of benefit costs by $1 million in 2015 and would have decreased the accumulated benefit obligation by $20 million at December 31, 2015.
The process used in determining the long-term rate of return for assets and the investment approach for the other postretirement benefit plans is similar to those previously described for the pension plans.
Target allocations for other postretirement benefit plan assets as of December 31, 2015 are listed below:

U.S. Large Cap Equity Securities	17%
U.S. Small Cap and Mid Cap Equity Securities	4
Non-U.S. Equity Securities	20
Fixed Income Securities	25
Hedge Funds and Similar Investments	20
Private Equity and Other	14
100%

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table provides the fair value measurement amounts for other postretirement benefit plan assets at December 31, 2015 and 2014 (a):

	December 31, 2015				December 31, 2014
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(In millions)
Asset Category:
Short-term Investments (b)	$2	$—	$—	$2	$2	$—	$—	$2
Equity Securities
U.S. Large Cap (c)	81	—	—	81	87	—	—	87
U.S. Small Cap and Mid Cap (d)	40	—	—	40	46	—	—	46
Non-U.S. (e)	78	18	—	96	70	19	—	89
Fixed Income Securities (f)	7	117	—	124	5	116	—	121
Hedge Funds and Similar Investments (g)	32	14	51	97	34	14	54	102
Private Equity and Other (h)	—	—	44	44	—	—	41	41
Securities Lending (i)	(35)	(2)	—	(37)	(44)	(5)	—	(49)
Securities Lending Collateral (i)	35	2	—	37	44	5	—	49
Total	$240	$149	$95	$484	$244	$149	$95	$488
______________________________________

(a)	For a description of levels within the fair value hierarchy, see Note 8 to the Consolidated Financial Statements, "Fair Value".

(b)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(c)
This category comprises both actively and not actively managed portfolios that track the S&P 500 low cost equity index funds. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(d)
This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(e)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(f)
This category includes corporate bonds from diversified industries, U.S. Treasuries, bank loans, and mortgage-backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as Level 2 assets.

(g)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded debt and equity, publicly traded mutual funds, commingled and limited partnership funds, and non-exchange traded securities. Pricing for Level 1 and Level 2 assets in this category is obtained from quoted prices in actively traded markets and quoted prices from broker or pricing services. Non-exchange traded securities held in commingled funds are classified as Level 2 assets. Valuations for some Level 3 assets in this category may be based on limited observable inputs as there may be little, if any, publicly available pricing.

(h)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on discounted cash flow analyses, relevant publicly-traded comparables, and comparable transactions.

(i)
In 2014, the Company began a securities lending program with a third-party agent. The program allows the agent to lend certain securities from the Company's VEBA trust to selected entities against receipt of collateral (in the form of cash) as provided for and determined in accordance with its securities lending agency agreement.

The DTE Energy Company Master VEBA Trust holds debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds hold exchange-traded equity or debt securities and are valued based on NAVs. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class, or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustee challenges an assigned price and determines that another price source is considered to be preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, the Company selectively corroborates the fair values of securities by comparison of market-based price sources.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table provides a reconciliation of beginning and ending balances of other postretirement benefit plan assets measured at fair value on a recurring basis where the determination of fair value includes significant unobservable inputs (Level 3):

	Year Ended December 31, 2015			Year Ended December 31, 2014
	Hedge Funds and Similar Investments	Private Equity and Other	Total	Hedge Funds and Similar Investments	Private Equity and Other	Total
	(In millions)
Beginning Balance at January 1	$54	$41	$95	$48	$30	$78
Total realized/unrealized gains	1	2	3	3	3	6
Purchases, sales, and settlements:
Purchases	—	7	7	5	12	17
Sales	(4)	(6)	(10)	(2)	(4)	(6)
Ending Balance at December 31	$51	$44	$95	$54	$41	$95
The amount of total gains for the period attributable to the change in unrealized gains or losses related to assets still held at the end of the period	$—	$1	$1	$3	$2	$5
There were no transfers from or into Level 3 and there were no significant transfers between Level 2 and Level 1 in the years ended December 31, 2015 and 2014.
Interim Re-Measurement of Other Postretirement Benefit Obligation
In March 2013, the Company reached agreements on new four-year labor contracts with certain represented employees under several bargaining units. As a term of the agreements, the Company replaced the defined benefit employer-sponsored retiree medical, prescription drug, and dental coverage for future Medicare eligible retirees and their covered dependents with an allocation to a Retiree Reimbursement Account, when the youngest of the retiree's covered household turns age 65. The initial amount of the allocation of $3,250 per year for each eligible participant increases each year at the lower of the rate of medical inflation or 2%. The modification in retiree health coverage will reduce future other postretirement benefit costs.
Based on the impact of such benefit cost savings on the Consolidated Financial Statements, the Company re-measured its retiree health plan as of March 31, 2013. In performing the re-measurement, the Company updated its significant actuarial assumptions, including an adjustment to the discount rate from 4.15% at December 31, 2012 to 4.30% at March 31, 2013. Plan assets were also updated to reflect fair value as of the re-measurement date. Beginning April 2013, net other postretirement benefit costs were recorded based on the updated actuarial assumptions and benefit changes resulting from the new labor contracts.
Grantor Trust
The Company maintains a Grantor Trust that invests in life insurance contracts and income securities to fund other postretirement benefit obligations. Employees and retirees have no right, title, or interest in the assets of the Grantor Trust, and the Company can revoke the trust subject to providing the MPSC with prior notification. The Company accounts for its investment at fair value, which approximated $18 million at December 31, 2015 and 2014, with unrealized gains and losses recorded to earnings. The Grantor Trust investment is included in Investments on the Consolidated Statements of Financial Position.
Defined Contribution Plans
The Company also sponsors defined contribution retirement savings plans. Participation in one of these plans is available to all represented and non-represented employees. The Company matches employee contributions up to certain predefined limits based upon eligible compensation and the employee's contribution rate. The cost of these plans was $7 million in 2015 and 2014, and $5 million in 2013.
Plan Changes
In 2015, certain executive retirement benefit plans were amended to transfer the obligation for benefits as attributed to the LLC. The related plan liabilities were transferred from the Company to the LLC.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 16 — RELATED PARTY TRANSACTIONS
The Company has agreements with affiliated companies to provide storage and transportation services, and for the purchase of natural gas. The Company also has an agreement with a DTE Energy affiliate where it is charged for its use of their shared capital assets. A shared services company accumulates various corporate support services expenses and charges various subsidiaries of DTE Energy, including DTE Gas. DTE Gas records federal, state, and local income taxes payable to or receivable from DTE Energy based on its federal, state, and local tax provisions.
The following is a summary of the Company's transactions with affiliated companies for the years ended December 31:

	2015	2014	2013
	(In millions)
Revenues
Storage and transportation services	$6	$4	$4
Other services	$1	$1	$1
Costs
Gas purchases	$3	$1	$(2)
Other services and interest	$28	$21	$19
Corporate expenses (net)	$122	$129	$126
Other
Dividends declared	$92	$87	$79
Dividends paid	$92	$87	$79
Transfer of subsidiaries to an affiliate	$—	$—	$2
The Company's Accounts receivable and Accounts payable related to Affiliates are payable upon demand and are generally settled in cash within a monthly business cycle. Notes receivable and Short-term borrowings related to Affiliates are subject to a credit agreement with DTE Energy whereby short-term excess cash or cash shortfalls are remitted to or funded by DTE Energy. This credit arrangement involves the charge and payment of interest at market-based rates. Refer to the Consolidated Statements of Financial Position for affiliate balances at December 31, 2015 and 2014.
There were no charitable contributions to the DTE Energy Foundation for the years ended December 31, 2015 and 2013, while there were $22 million in contributions for the year ended December 31, 2014. The DTE Energy Foundation is a non-consolidated not-for-profit private foundation, the purpose of which is to contribute and assist charitable organizations.
See Note 15, "Retirement Benefits and Trusteed Assets", for other related party transactions impacting the Company's Consolidated Financial Statements.